Exhibit 10.16

EXECUTION VERSION

FIRST LIEN SECURITY AGREEMENT

This FIRST LIEN SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of October 12, 2018 and entered into by and among GOODRX INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), GOODRX, INC., a Delaware corporation (the “Borrower”), each of the other undersigned Loan Parties (each such Loan Party being, together with Holdings and Borrower an “Initial Grantor” and collectively, the “Initial Grantors”), each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 20 hereof (each Initial Grantor and each Additional Grantor being a “Grantor,” and collectively the “Grantors”) and BARCLAYS BANK PLC, as the Collateral Agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, herein called the “Collateral Agent”). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

PRELIMINARY STATEMENTS

A.    Pursuant to that certain First Lien Credit Agreement, dated as of October 12, 2018 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Holdings, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent and as Collateral Agent, the Lenders have made certain commitments to extend certain credit facilities to the Borrower, and the Issuing Banks have made certain commitments to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case subject to the terms and conditions set forth in the Credit Agreement.

B.    The (i) Holding Companies and the Restricted Subsidiaries of Holdings may from time to time enter, or may from time to time have entered, into one or more Secured Swap Agreements with one or more Lender Counterparties and (ii) Holding Companies and the Restricted Subsidiaries of Holdings may from time to time enter, or may from time to time have entered, into one or more Secured Cash Management Agreements with one or more Lender Counterparties, in each case, in accordance with the terms of the Credit Agreement, and it is desired that the related Secured Swap Obligations and Secured Cash Management Obligations be secured hereunder.

C.    The Grantors have executed and delivered the Guaranty in favor of the Administrative Agent and the Collateral Agent for the benefit of Secured Parties, pursuant to which each such Grantor has guaranteed the due and punctual payment when due of all Obligations of the Borrower under the Credit Agreement, and obligations of the Borrower and/or the Subsidiaries, as applicable, under the Secured Swap Agreements and Secured Cash Management Agreements.

D.    Each Grantor acknowledges it will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement.

E.    It is a condition to the extensions of credit by the Lenders and Issuing Banks under the Credit Agreement that the Grantors listed on the signature pages hereto shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Loans and other extensions of credit under the Credit Agreement, to induce the Issuing Banks to issue Letters of Credit under the Credit Agreement and to induce the Lender Counterparties to enter into the Secured Swap Agreements and Secured Cash Management Agreements, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.	Grant of Security.

(a)    Each Grantor hereby grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to all of the following personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located (all of which collectively shall hereinafter be referred to as the “Collateral”):

(i)    all Accounts;

(ii)    all Chattel Paper;

(iii)    all cash and cash equivalents, all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(iv)    all Documents;

(v)    all General Intangibles, including Pledged Equity (if applicable), Pledged Debt (if applicable), Payment Intangibles and all Intellectual Property;

(vi)    all Goods, including Inventory, Equipment, Farm Products and Fixtures;

(vii)    all Instruments;

(viii)    all Investment Property, including Pledged Equity (if applicable) and Pledged Debt (if applicable);

(ix)    all Letter-of-Credit Rights and other Supporting Obligations;

(x)    all Records;

(xi)    all Commercial Tort Claims, including those set forth on Schedule 1 annexed hereto;

(xii)    all books and records relating to any of the foregoing; and

(xiii)    all Proceeds and Accessions with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

(b)    Notwithstanding anything herein to the contrary, in no event shall the Collateral include (nor shall any defined term used therein include), and no Grantor shall be deemed to have granted a security interest in, any Grantor’s rights or interests in any Excluded Property; provided that the exclusions referred to in this clause (b) shall not include any Proceeds of any such assets except to the extent such Proceeds constitute Excluded Property.

(c)    Notwithstanding anything herein to the contrary, (i) the Grantors shall not be required to take any action intended to cause “Excluded Property” to constitute Collateral, (ii) the Grantors shall not be required to perfect any a security interest in any cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets credited thereto) or any other assets requiring perfection through control agreements or perfection by “control” (other than certificated Equity Interests and intercompany notes and other instruments, in each case, to the extent such delivery is otherwise required pursuant to this Agreement or any other Loan Document) and (iii) none of the covenants or representations and warranties herein or in any other Security Document shall be deemed to apply to any property constituting Excluded Property.

SECTION 2.	Security for Secured Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations.

SECTION 3.	Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral unless the Collateral Agent has expressly in writing assumed such duties and obligations and released the Grantors from such duties and obligations, and (c) the Collateral Agent shall not have any obligation or liability under any contracts, licenses or agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless the Collateral Agent has expressly in writing assumed such duties and obligations and released the Grantors from such duties and obligations.

SECTION 4.	Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)    Ownership of Collateral. Such Grantor owns its interests in the Collateral free and clear of any Lien, except for Liens permitted by Section 6.02 of the Credit Agreement and except for minor defects in title that do not materially interfere with its ability to conduct its business, to utilize such assets for their intended purposes or to grant the security interests contemplated hereby.

(b)    Perfection. The security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon the filing of UCC financing statements naming such Grantor as “debtor,” naming the Collateral Agent as “secured party” and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 2 annexed hereto, the security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties will constitute perfected security interests therein to the extent a security interest in such Collateral can be perfected by the filing of financing statements under the Uniform Commercial Codes as in effect in the states of such filing offices, prior to all other Liens (except for Liens permitted by Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated by Section 6.02 of the Credit Agreement to have priority). To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, (i) upon recordation of the security interests granted hereunder in registered, issued or applied-for Intellectual Property Collateral (other than Excluded Property) in the applicable IP Filing Offices, the security interests granted to the Collateral Agent for the benefit of the Secured Parties hereunder will constitute valid and perfected security interests (to the extent perfection may be achieved by such filings) in such Intellectual Property Collateral, prior to all other Liens (except for Liens permitted by Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated by Section 6.02 of the Credit Agreement to have priority) and (ii) subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiary, by virtue of the execution and delivery by the Grantors of this Agreement, when any Securities Collateral is delivered to the Collateral Agent in accordance with this Agreement, the security interests granted to the Collateral Agent for the benefit of the Secured Parties hereunder will constitute valid and perfected security interests in such Securities Collateral, prior to all other Liens (except for Liens permitted by Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated under Section 6.02 of the Credit Agreement to have priority). Notwithstanding anything to the contrary in any of the Loan Documents, no Grantor shall be required to make any filings or otherwise take any actions to perfect the Collateral Agent’s security interest in any Intellectual Property outside the United States or incur or reimburse any expenses in connection therewith.

(c)    Office Locations; Type and Jurisdiction of Organization. Schedule 3 annexed hereto sets forth, as of the Closing Date, each Grantor’s full and exact legal name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e., corporation, limited partnership, etc.), chief executive office, jurisdiction of organization and organization number, if any, provided by the applicable Governmental Authority of the jurisdiction of organization of such Grantor. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on such Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years.

(d)    Authorization, Consent, etc. As of the Closing Date, no material authorization, approval or other action by, and no material notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral, except (x) for the filings contemplated in Section 4(b) above, (y) in connection with the disposition of any Collateral, as may be required by applicable laws (including laws generally affecting the offering and sale of securities and non-US laws with respect to Foreign Subsidiaries and Excluded Subsidiaries) or (z) for authorizations, consents, approvals, filings, and notices that would not reasonably be expected to result in a Material Adverse Effect.

(e)    Securities Collateral. Schedule 4 annexed hereto sets forth all of the Pledged Equity owned by each Grantor as of the Closing Date, and the percentage of outstanding equity pledged thereof. All of such Pledged Equity has been validly issued and is fully paid and, to the extent applicable, non-assessable to the extent such concepts are applicable in the jurisdictions of organization of the issuer of such Pledged Equity, and except as otherwise permitted under this Agreement or the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity, in each case as of the Closing Date. Schedule 5 annexed hereto sets forth Indebtedness owing to any Grantor, including all promissory notes and other instruments evidencing such Indebtedness to the extent valued in excess of $10,000,000 in the aggregate (the “Pledged Debt”) as of the Closing Date. All of the Pledged Subsidiary Debt set forth on Schedule 5 annexed hereto is the legally valid and binding obligation of the issuers thereof (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability).

(f)    Intellectual Property Collateral. As of the Closing Date, the Grantors own, or have the right to use, all Intellectual Property necessary for the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a true and correct list of all Intellectual Property Collateral consisting of United States Trademark Registrations and applications for any Trademark Registrations owned by each Grantor is set forth on Schedule 6 annexed hereto; a list of all Intellectual Property Collateral consisting of United States Issued Patents and applications for any Issued Patents owned by such Grantor is set forth on Schedule 7 annexed hereto; and a list of all Intellectual Property Collateral consisting of United States Copyright Registrations, applications for United States Copyright Registrations and exclusive licenses in respect of any United States Copyright Registrations and applications for United States Copyright Registrations owned by or granted to such Grantor, as applicable, is set forth on Schedule 8 annexed hereto. As of the Closing Date, to each such Grantor’s knowledge, all Material Intellectual Property listed in Schedules 6, 7, and 8 is valid, subsisting, unexpired and enforceable, and no event has occurred or failed to occur which permits, or after notice or lapse of time or both would permit, the revocation, termination, abandonment, or cancellation of any Material Intellectual Property of such Grantor (except any Issued Patents or Copyright Registrations naturally expiring), and as of the Closing Date no proceedings are currently pending before any Governmental Authority challenging the validity, enforceability, or scope of the assets themselves or such Grantor’s right to own or use any Intellectual Property Collateral of such Grantor. As of the Closing Date, to each such Grantor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of such Grantor’s rights in any Material Intellectual Property. Except as set forth in Schedule 9 attached hereto, as of the Closing Date, to each such Grantor’s knowledge, no claim has been asserted and is pending by any Person challenging or questioning the use of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does Grantor know of any valid basis for such claim. As of the Closing Date, to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property Collateral, and no action is pending in which such Grantor alleges any such infringement, misappropriation, dilution or other violation. Except as set forth in Schedule 9 attached hereto, as of the Closing Date, to the knowledge of each Grantor, the business of the Grantors does not infringe, violate, misuse or misappropriate the rights in Intellectual Property owned or held by any Person in any material respect.

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) on and as of the Closing Date and as to each Additional Grantor as of the date of the applicable Counterpart, except that, in the case of an IP Supplement or notice delivered pursuant to Section 5(c) hereof, such representations and warranties are made by such Grantor delivering such supplement or notice solely in respect of such identified Collateral as of the date of such supplement or notice.

SECTION 5.	Further Assurances.

(a)    Generally. Subject to the limitations contained herein and in the Credit Agreement, each Grantor agrees that from time to time, at the reasonable expense of the Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest (including the priority thereof) granted or purported to be granted hereby in the Collateral or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing (except that the Grantors’ obligations expressly set forth in this sentence and otherwise herein with respect to particular types of Collateral shall be construed as limiting such Grantors’ obligations hereunder), each Grantor will: (i) (A) execute (if necessary), authorize the filing of (if applicable) and file such financing or continuation statements, or amendments thereto and (B) deliver such instruments or notices, in each case, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) upon reasonable prior written request by the Collateral Agent, allow inspection in accordance with and subject to the limitations set forth in Section 5.07 of the Credit Agreement. Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” or “all assets of the Debtor, whether now existing or hereinafter arising” of such Grantor, or words of similar effect) without the signature of any Grantor. Each Grantor hereby further authorizes the Collateral Agent to file any IP Security Agreements executed by such Grantor in connection herewith with the applicable IP Filing Offices. Notwithstanding anything set forth in this Section 5(a), with respect to Intellectual Property, no Grantor shall have any obligation to make any filings other than the filing of UCC financing statements and the filings in the applicable IP Filing Offices referred in Section 4(b).

(b)    Securities Collateral. Subject to the limitations in Section 1(b), without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (A) all certificates or Instruments representing or evidencing any Pledged Equity or Pledged Debt of any Restricted Subsidiary referred to in Section 5.10 of the Credit Agreement shall be delivered (i) with respect to each Loan Party organized in the United States, on the Closing Date (other than those stock or equivalent certificates of Subsidiaries of the Target that the Borrower is unable to obtain after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, in which case, such stock or equivalent certificate must be delivered within five (5) Business Days after the Closing Date) and (ii) with respect to the other Restricted Subsidiaries, promptly (and in any event no later than 45 days after the date it becomes subject to Section 5.10 of the Credit Agreement or such later date as the Collateral Agent may agree in its reasonable discretion) and (B) all other Pledged Equity and Pledged Debt shall be delivered at the later of (i) 45 days after such Grantor gains possession of such certificates or Instruments (or such later date as may be agreed by the Collateral Agent in its reasonable discretion) or (ii) contemporaneously with the next delivery of quarterly financial statements required to be delivered pursuant to Section 5.01(b) of the Credit Agreement, and, with respect to any Pledged Equity or Pledged Debt acquired during the last quarter of the year, audited annual financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank. Any delivery to the Collateral Agent of any such certificates and Instruments shall be accompanied by supplements to Schedules 4 and/or 5 annexed hereto, as applicable; provided that the failure to deliver any such supplements shall not (A) constitute a breach or default hereunder or any other Loan Document or (B) affect the validity of the pledge of the applicable Pledged Equity or Pledged Debt.

(c)    Intellectual Property Collateral. In connection with the delivery of each Compliance Certificate with respect to the financial statements required to be delivered under Sections 5.01(a) and (b) of the Credit Agreement, the Grantors shall notify the Collateral Agent in writing of (i) any applications for registration of Intellectual Property Collateral filed by such Grantor and (ii) applications or registrations of Intellectual Property Collateral acquired by such Grantor, in each case during the most recent fiscal quarter for which such Compliance Certificate was delivered. In connection with the delivery of such Compliance Certificate, each Grantor shall execute and deliver to the Collateral Agent an IP Supplement covering any such Intellectual Property Collateral, and submit one or more IP Security Agreements for recordation with respect thereto in the applicable IP Filing Office; provided that the failure of any Grantor to execute an IP Supplement or submit an IP Security Agreement for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of the Collateral Agent therein or otherwise adversely affect the rights and remedies of the Collateral Agent hereunder with respect thereto. Upon delivery to the Collateral Agent of an IP Supplement, Schedules 6, 7 and 8 annexed hereto, as applicable, shall be deemed modified to include a reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement.

(d)    Commercial Tort Claims. The Grantors have no Commercial Tort Claims for which a claim or counterclaim has been filed valued in excess of $10,000,000 individually as of the Closing Date, except as set forth on Schedule 1 annexed hereto. In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claim for which a claim or counterclaim has been filed and the claim amount is in excess of $10,000,000 and known to a Financial Officer of the Borrower, the Borrower shall promptly, and in no event later than (i) sixty (60) days after such filing (or such later date as may be agreed by the Collateral Agent in its reasonable discretion) or (ii) contemporaneously with the delivery of quarterly financial statements required to be delivered pursuant to Section 5.01(b) of the Credit Agreement, and, with respect to any Commercial Tort Claim filed during the last quarter of the year, audited annual financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, notify the Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement, including Schedule 1 (without further consent of any Person) by which such Commercial Tort Claim shall constitute part of the Collateral.

SECTION 6.	Certain Covenants of the Grantors.

Each Grantor shall give the Collateral Agent prompt (and in any event within thirty (30) days thereof (or such later date as may be agreed by the Collateral Agent in its reasonable discretion)) written notice of any change to such Grantor’s (i) legal name, (ii) type of organization, (iii) jurisdiction of organization (chief executive office if not a registered organization) or (iv) organization number, if any, provided by the applicable Governmental Authority of the jurisdiction of organization from those set forth in Schedule 3 (or any subsequent notice or joinder), in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code or otherwise, that are required in order for the Collateral Agent to continue at all times following such change, subject to the limitations contained herein and in the Credit Agreement to have a valid, legal and perfected first priority security interest in the Collateral, for the benefit of the Secured Parties.

SECTION 7.	Special Covenants with respect to Accounts.

Except as otherwise provided in this Section 7, each Grantor may continue to collect, at its own expense, all amounts due or to become due to such Grantor under any Accounts. In connection with such collections, each Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under any Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and with the consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), and upon three (3) Business Days’ prior written notice to the Borrower and such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (ii) enforce collection of any such Accounts, and (iii) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

SECTION 8.	Special Covenants With Respect to the Securities Collateral.

(a)    Form of Securities Collateral. Upon the occurrence and during the continuation of an Event of Default and with the consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), and upon three (3) Business Days’ prior written notice to the Borrower, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations and to register such certificates or instruments in its own name or the name of its nominee. With respect to any Securities Collateral consisting of Equity Interests in a Domestic Subsidiary that is not a security as defined in Section 8-102(a)(15) of the UCC or pursuant to Section 8-103 of the UCC, if any Grantor shall take any action that, under such Section, converts such Securities Collateral into a security, such Grantor shall give prompt written notice thereof to the Collateral Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to the Collateral Agent as provided in Section 5(b).

(b)    Voting and Distributions. Except as provided in the immediately succeeding paragraph, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; and (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Securities Collateral.

(c)    Upon the occurrence and during the continuation of an Event of Default, with the written consent or instruction of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), and upon three (3) Business Days’ prior written notice from the Collateral Agent to the Borrower and the applicable Grantor, (x) all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease (other than with respect to dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Collateral Agent or any Secured Party after the occurrence and during the continuance of an Event of Default), and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and (y) except as otherwise specified in the Credit Agreement or in such notice from the Collateral Agent, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive such dividends, other distributions, principal and interest payments. All dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received for the benefit of the Collateral Agent and shall be paid over to the Collateral Agent upon written demand in the same form as received (with any necessary endorsements). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 16 of this Agreement. After all Events of Default have been waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (b) above and that remain in such account.

SECTION 9.	Special Covenants With Respect to the Intellectual Property Collateral.

(a)    With respect to Material Intellectual Property, each Grantor shall, except to the extent permitted under the Credit Agreement:

(i)    use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any such Material Intellectual Property acquired by such Grantor under such contracts;

(ii)    take commercially reasonable steps to protect the secrecy of all material trade secrets owned by such Grantor relating to the products and services sold or delivered under or in connection with such Material Intellectual Property (other than trade secrets that are, in the reasonable good faith judgment of Grantor, no longer economically practicable or commercially desirable to maintain or are not used or useful in the business), including, where appropriate, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iii)    take commercially reasonable steps to use proper statutory notice in connection with its use of any of such Material Intellectual Property owned by such Grantor and products and services covered by such Material Intellectual Property owned by such Grantor, in each case to the extent necessary under applicable law to protect such Material Intellectual Property (or, with respect to Patents among such Material Intellectual Property licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement); and

(iv)    use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks owned by such Grantor (or, with respect to Trademarks licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement).

(b)    Except as otherwise provided in this Section 9, and except as determined in such Grantor’s reasonable business judgment, each Grantor shall use commercially reasonable efforts to continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take such action as such Grantor deems reasonably necessary or advisable to enforce collection of such amounts; provided that, the Collateral Agent shall have the right at any time, after the occurrence and during the continuation of an Event of Default, with the prior written consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), and upon three (3) Business Days’ prior written notice to the Borrower and such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by the Borrower and the applicable Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence after the occurrence and during the continuance of any Event of Default and with the prior written consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), (i) all amounts and proceeds (including checks and Instruments) received by such Grantor in respect of amounts due to such Grantor in respect of such Intellectual Property Collateral or any portion thereof shall be received for the benefit of the Collateral Agent hereunder and shall be paid over or delivered to the Collateral Agent upon written demand in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 16 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(c)    Each Grantor shall use commercially reasonable efforts to prosecute and maintain (including by filing any applicable renewals), unless and until such Grantor, in its reasonable business judgment, decides otherwise, (i) any registration or application for registration relating to any of the Intellectual Property Collateral owned by such Grantor and set forth on Schedule 6, 7 or 8 annexed hereto, as applicable, that is pending as of the date of this Agreement and is material to the conduct of the Grantor’s business as conducted or reasonably expected to be conducted, (ii) any Copyright Registration (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its reasonable business judgment that it shall not seek registration), and (iii) any application pending on any future patentable but unpatented innovation or invention comprising Material Intellectual Property owned by such Grantor. Any expenses incurred in connection therewith shall be borne solely by the Grantors.

(d)    Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or opposition, cancellation, reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.

(e)    In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, hereby grants to the Collateral Agent the nonexclusive right and license to use all Intellectual Property owned or licensed by such Grantor, subject, with respect to Trademarks, to reasonable quality control in favor of such Grantor, all to the extent necessary to enable the Collateral Agent to exercise rights and remedies under Sections 14 and 15 (including to realize on the Collateral) in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral, and such license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof; provided, however, that to the extent the conveyance of such license would violate the terms of any agreement to which any Grantor is a party or otherwise bound (other than to Holdings or any Subsidiary), no such conveyance shall be deemed granted with respect to the Intellectual Property that is subject to such agreement. This right shall inure to the benefit of all permitted successors, assigns and transferees of the Collateral Agent and its permitted successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall promptly enter into a non- disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to the Collateral Agent pursuant to which (i) the Collateral Agent shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of the Collateral Agent and the other terms of this Agreement. For the avoidance of doubt, at the time of the release of the Liens as set forth in Section 18(b), the license granted to the Collateral Agent pursuant to this Section 9(e) shall automatically and immediately terminate.

SECTION 10.	Collateral Account.

(a)    The Collateral Agent is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of the Collateral Agent a restricted Deposit Account designated as the “GoodRx Collateral Account”. All amounts at any time held in the Collateral Account shall be beneficially owned by the Borrower but shall be held in the name of the Collateral Agent hereunder for the purposes of cash collateralizing applicable Letters of Credit in accordance with the terms of the Credit Agreement. The Grantors shall have no right to withdraw or transfer any amounts from such account, except as expressly set forth herein or in the Credit Agreement. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Governmental Authority, as may now or hereafter be in effect. Cash held by the Collateral Agent in the Collateral Account shall not be invested by the Collateral Agent but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement or in the Credit Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by the Collateral Agent to its customers for deposits of like amounts and terms. Any interest earned on deposits of cash in the Collateral Account shall accrue for the benefit of the Borrower and be deposited directly in, and held in, the Collateral Account.

(b)    In the event that the Borrower is required to cash collateralize any Letters of Credit pursuant to the Credit Agreement by making cash deposits with the Collateral Agent, such cash collateral shall remain in the Collateral Account until the earlier of (i) such time as the LC Exposure with respect to such Letters of Credit shall have been reduced to zero, whether by reason of application of funds in the Collateral Account or otherwise and (ii) release of such amounts in accordance with Section 2.23 of the Credit Agreement. The Collateral Agent is authorized to apply any amount in the Collateral Account to pay any reimbursement obligation in respect of an LC Disbursement under such Letters of Credit pursuant to and in accordance with the terms of the Credit Agreement. At any time that cash collateral is no longer required under the terms of the Credit Agreement to be retained in the Collateral Account, it shall be paid by the Collateral Agent to the Borrower or at the Borrower’s direction.

SECTION 11.	Collateral Agent Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints the Collateral Agent as such Grantor’s attorney-in-fact, which appointment is irrevocable and coupled with an interest but shall automatically terminate upon the Termination Date, or, subject to reinstatement as provided in the Guaranty, upon the termination or release of such Grantor’s Guarantee of the Guaranteed Obligations (as defined in the Guaranty), with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)    to obtain and adjust insurance required to be maintained by such Grantor pursuant to the Credit Agreement;

(b)    after notice to the Borrower of the Collateral Agent’s intent to do so, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)    after notice to the Borrower of the Collateral Agent’s intent to do so, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

(d)    after notice to the Borrower of the Collateral Agent’s intent to do so, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of the Collateral Agent with respect to any of the Collateral;

(e)    upon three (3) Business Days’ prior written notice to the Borrower and such Grantor, to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately upon demand;

(f)    to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)    upon delivery of notice to the Borrower and the applicable Grantor (after the expiration of any notice periods otherwise required hereunder or under the Credit Agreement), generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Grantors’ expense, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, in each case in accordance with applicable law.

SECTION 12.	Collateral Agent May Perform.

Subject to any limitations on the Collateral Agent’s ability to take actions as set forth in Section 11, if any Grantor fails to materially perform any agreement contained herein within a reasonable period of time after the Collateral Agent has requested that it do so, with regard to the Collateral, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable pursuant to Section 9.03 of the Credit Agreement.

SECTION 13.	Standard of Care.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property and will not be liable or responsible for any loss or damage to any Collateral or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence, bad faith or willful misconduct (as determined in a final non-appealable order of a court of competent jurisdiction).

SECTION 14.	Remedies.

(a)    Generally. If any Event of Default shall have occurred and be continuing (and with the written consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a) and the delivery of any notices to the Borrower in accordance with Section 7.01 of the Credit Agreement), the Collateral Agent may, subject to Section 19 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Collateral Agent forthwith, assemble all or any part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral

Agent that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such entry, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such preparation, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such possession or occupation and (v) without further notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees, to the extent permitted by applicable law, that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the extent permitted by applicable law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)    Securities Collateral. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, applicable state securities laws and other applicable laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws and other applicable laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees, to the extent permitted by applicable law, that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that the Collateral Agent shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

(c)    Collateral Account. If, in accordance with the terms of the Credit Agreement, the Borrower is required to cash collateralize any Letters of Credit, the Borrower or any other Grantor shall deliver funds in the amount, if any, specified in and otherwise in accordance with the terms of the Credit Agreement for deposit in the Collateral Account. Following any such deposit in the Collateral Account, (i) upon any LC Disbursement under any Letter of Credit so cash collateralized, the Collateral Agent shall apply such amount in the Collateral Account to reimburse the applicable Issuing Bank for the amount of such LC Disbursement, and (ii) in the event of cancellation or expiration of any such Letter of Credit, or in the event of any reduction in the maximum available amount under any such Letter of Credit, the Collateral Agent shall apply any excess amount then on deposit in the Collateral Account (calculated giving effect to such cancellation, expiration or reduction) as provided in Section 16 hereof.

(d)    Additional Rights of the Collateral Agent. For the avoidance of doubt, each of the Grantors party hereto and each of the Secured Parties, by their acceptance of the benefits of this Agreement, agree, to the fullest extent permitted by applicable law, that the Collateral Agent shall have the right to “credit bid” any or all of the Secured Obligations in connection with any sale or foreclosure proceeding in respect of the Collateral, including sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code.

SECTION 15.	Additional Remedies for Intellectual Property Collateral.

(a)    Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default and, subject to Section 19(a) and in accordance with Section 7.01 of the Credit Agreement, with the written consent of the Required Lenders subject to the terms and exceptions set forth in Section 19(a), and the delivery of three (3) Business Days’ prior written notice to the Borrower, (i) the Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of any Grantor, the Collateral Agent or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and (ii) upon written demand from the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement.

(b)    If (i) an Event of Default shall have occurred and no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the

Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to the Collateral Agent and Liens permitted under Section 6.02 of the Credit Agreement.

SECTION 16.	Application of Proceeds.

Upon the occurrence and during the continuation of an Event of Default, subject to Section 19(a), or upon acceleration of all the Obligations pursuant to Section 7.01 of the Credit Agreement, all proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (including any Collateral consisting of cash) under any Loan Document shall be applied by the Administrative Agent in accordance with Section 7.03 of the Credit Agreement.

SECTION 17.	Indemnity and Expenses.

(a)    The Grantors party hereto jointly and severally agree to indemnify and hold harmless each of the Collateral Agent and the other Indemnitees in accordance with, and subject to the limitations set forth in, Section 9.03 of the Credit Agreement.

(b)    The Grantors party hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

SECTION 18.	Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)    This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Termination Date, (ii) be binding upon the Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and permitted assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of Section 9.04 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Eligible Assignee, and such other Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Lender Counterparty may assign or otherwise transfer any (i) Secured Swap Agreement or Secured Cash Management Agreement to which it is a party or (ii) all or any part of its interest in any amount payable to it under a Secured Swap Agreement or Secured Cash Management Agreement to any other Person, in each case in accordance with the terms of such Secured Swap Agreement or Secured Cash Management Agreement, and such other Person shall thereupon become vested with the benefit of the security interests granted to Lender Counterparties herein.

(b)    Subject to paragraph (c) below, upon the Termination Date, the security interest granted hereby shall automatically terminate, the Collateral shall be automatically released, this Agreement shall and the Secured Obligations under this Agreement shall terminate, and all rights to the Collateral shall revert to the applicable Grantors, all without delivery of any instrument or performance of any act by any Person. Upon any such termination the Collateral Agent will, at the Grantors’ expense, execute and deliver to the Grantors such documents, instruments, notices and releases as the Grantors shall reasonably request to evidence such termination and/or release. In addition, subject to paragraph (c) below, upon the sale or other disposition of any Collateral to any Person (other than another Grantor) permitted under the terms of the Credit Agreement or to which the Required Lenders have otherwise consented, such Collateral shall be automatically released and, subject to paragraph (c) below, upon a sale or disposition of a Grantor otherwise permitted under the Credit Agreement or the designation of such Grantor as an Unrestricted Subsidiary or such Grantor otherwise becomes or is otherwise deemed to be an Excluded Subsidiary in accordance with the terms of the Credit Agreement, (i) such Collateral or Grantor, as applicable, shall be automatically released from this Agreement and all obligations of such Grantor and all Liens over Equity Interests owned by such Grantor and property of such Grantor will terminate and be automatically released, and (ii) the Collateral Agent, at the Grantor’s expense, shall execute and deliver such documents, instruments, notices and releases of its security interest in such Collateral and/or such Grantor as may be reasonably requested by such Grantor, subject to, in the case of this clause (ii), if reasonably requested by the Collateral Agent, delivery of a written certification by the Borrower that such sale or other disposition, designation as an Unrestricted Subsidiary or qualification as an Excluded Subsidiary, as the case may be, is permitted under the Credit Agreement.

(c)    Each Grantor agrees that this Agreement and its grant of security interests hereunder shall continue to be effective, or be reinstated, and the Termination Date shall be deemed to not have occurred for all purposes herein, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party, or otherwise.

SECTION 19.	Collateral Agent as Agent.

(a)    The Collateral Agent has been appointed to act as agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, at the direction of the Required Lenders, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies in accordance with the instructions of the Required Lenders. Notwithstanding anything herein or in any other Loan Document to the contrary, (i) no consent or instructions of the Required Lenders shall be required in connection with the exercise by the Collateral Agent of any of its rights under Section 8.12 of the Credit Agreement and (ii) in connection with any action requiring the Required Lenders’ consent hereunder or in any other Loan Document, if the Collateral Agent has asked the Required Lenders for instructions and the Required Lenders have not yet responded to such request, or if the Collateral Agent believes in good faith that any delay in such action would be prejudicial to the interests of the Secured Parties, the Collateral Agent will be authorized but not required to take such actions with regard to the existence and continuance of any Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to protect the interests of the

Secured Parties in and to preserve the value of, in each case, the Collateral; provided that once instructions from the Required Lenders have been received by the Collateral Agent, the actions of the Collateral Agent will be governed thereby; provided, further, that nothing in clause (ii) shall permit the Collateral Agent to exercise the voting or other consensual rights, proxy or power in respect of any Pledged Equity or become the registered owner of the Pledged Equity without actually receiving the consent of the Required Lenders. In furtherance of the foregoing provisions of this Section 19(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 19(a).

(b)    The provisions of the Credit Agreement relating to the Collateral Agent, including the provisions relating to resignation of the Collateral Agent and the powers and duties and immunities of the Collateral Agent, are incorporated herein by this reference.

SECTION 20.	Additional Grantors.

The initial Grantors hereunder shall be such of the Loan Parties as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries may become Additional Grantors by executing a Counterpart. Upon delivery of any such Counterpart to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 21.	Amendments; Etc.

Except as otherwise provided in the Credit Agreement, no amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, in the case of any such amendment or modification, by the Borrower and each of the Grantors affected thereby; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 20 hereof and the Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 22.	Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

SECTION 23.	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 24.	Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 25.	Headings.

Section headings in this Agreement are included herein for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 26.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

SECTION 27.	Consent to Jurisdiction and Service of Process.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH

ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT EITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE GRANTORS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in the immediately preceding paragraph of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 28.	Waiver of Jury Trial.

EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 29.	Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 30.	Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Second Lien Intercreditor Agreement. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.

SECTION 31.	Definitions and Interpretive Provisions.

(a)    Sections 1.03, 1.04, 1.06, 1.08, 1.09 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

(b)    Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof). In addition, the following terms used in this Agreement shall have the following meanings:

“Additional Grantor” means a Subsidiary that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

“Collateral” has the meaning set forth in Section 1 hereof.

“Collateral Account” means the “GoodRx Collateral Account” established pursuant to Section 10 hereof.

“Copyright Registrations” means all Copyright registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (including, without limitation, the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Rights” means all statutory common law and other rights in and to Copyrights including all rights under licenses (but with respect to such licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue or otherwise recover for past, present and future infringements or other violations of any of the foregoing.

“Copyrights” means all copyrights, and all items under copyright in all published and unpublished works of authorship including computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas, whether registered or unregistered (including, without limitation, those subject of the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time), and all renewals and extensions thereof, all rights corresponding thereto and all rights to sue or otherwise recover for past, present and future infringements or other violations of any of the foregoing.

“Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of a Borrower pursuant to Section 20 hereof, substantially in the form of Exhibit V annexed hereto.

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Intellectual Property” means

(a)    Copyrights, Copyright Registrations and Copyright Rights;

(b)    Patents and Issued Patents;

(c)    Trademarks, Trademark Registrations, the Trademark Rights and the goodwill of the applicable Grantor’s business connected with the use of and symbolized by the foregoing;

(d)    all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information; software, source code and object code and all other intellectual property and similar proprietary rights, including: the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing;

(e)    all license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect to any of the foregoing and all agreements relating to the license, ownership, development, use or disclosure of any of the foregoing; and

(f)    all Proceeds of any of the foregoing.

“Intellectual Property Collateral” means, with respect to any Grantor, all right, title and interest (including rights acquired pursuant to a license or otherwise) in and to all Collateral consisting of Intellectual Property.

“IP Filing Office” means the U.S. Patent and Trademark Office and the U.S. Copyright Office (or any successor office), as applicable.

“IP Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit I annexed hereto, and a Patent Security Agreement, substantially in the form of Exhibit II annexed hereto, and a Copyright Security Agreement, substantially in the form of Exhibit III annexed hereto, as applicable.

“IP Supplement” means an IP Supplement, substantially in the form of Exhibit IV annexed hereto.

“Issued Patents” means all Patents that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (including, without limitation, the patents and patent applications set forth on Schedule 7 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Material Intellectual Property” means Intellectual Property that is material to the conduct of a Grantor’s business as conducted or reasonably expected to be conducted, or is otherwise of material value.

“Patents” means all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law, including all rights under licenses (but with respect to such licenses, only to the extent permitted by such licensing arrangements)(including the patents and patent applications set forth on Schedule 7 annexed hereto, as the same may be amended pursuant hereto from time to time), and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all rights corresponding thereto and all rights to sue or otherwise recover for past, present and future infringements or other violations of any of the foregoing.

“Pledged Debt” has the meaning set forth in Section 4(e).

“Pledged Equity” means all Equity Interests in a Person that is a direct Restricted Subsidiary of a Grantor now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 4 annexed hereto, as the same may be amended or supplemented from time to time, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor, but, in each case, excluding any Excluded Property.

“Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is a Holding Company or a Subsidiary of a Holding Company.

“Securities Collateral” means, with respect to any Grantor, the Pledged Equity and the Pledged Debt constituting Collateral, in each case, in which such Grantor has an interest.

“Trademark Registrations” means all Trademark registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (including the registrations and applications set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Trademark Rights” means all common law and other rights in and to Trademarks including all rights under licenses (but with respect to such licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Trademark Registrations and any such rights, and the right to sue or otherwise recover for past, present and future infringements, dilutions or other violations of any of the foregoing.

“Trademarks” means all trademarks, service marks, designs, logos, indicia of origin, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, whether registered or unregistered (including, without limitation, those specifically set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time), and all renewals and extensions thereof, all rights corresponding thereto and all rights to sue or otherwise recover for past, present and future infringements, dilutions or other violations of any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies, and for the definitions related to such provisions.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:

GOODRX INTERMEDIATE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Trevor Z. Bezdek
Name:	Trevor Z. Bezdek
Title:	Chief Financial Officer

GOODRX, INC.,
a Delaware corporation

By:	/s/ Trevor Z. Bezdek
Name:	Trevor Z. Bezdek
Title:	Chief Financial Officer

IODINE, INC.,
a Delaware corporation

By:	/s/ Trevor Z. Bezdek
Name:	Trevor Z. Bezdek
Title:	Chief Financial Officer

[Signature Page to First Lien Security Agreement]

BARCLAYS BANK PLC,
as Collateral Agent

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Signature Page to First Lien Security Agreement]